Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Calvert Tax-Free Reserves:

We consent to the use of our report dated February 23, 2007, with respect to the financial statements of the Vermont Municipal, Money Market, Limited-Term, and Long-Term Portfolios, each a series of Calvert Tax-Free Reserves, as of December 31, 2006, incorporated herein by reference and to the references to our firm under the heading "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm and Custodians" in the Statement of Additional Information.

/s/ KPMG LLP
Philadelphia, Pennsylvania
April 26, 2007